Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated March 28, 2008 on management’s assessment of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report of Independent Registered Public Accounting Firm dated March 28, 2008 on the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the three year period ended December 31, 2007 included in this Form 10-K, into the Company’s previously filed S-8 Registration Statement (File No. 333-101447).

/s/ Choi, Kim, Park, LLP
Los Angeles, California
April 3, 2008